Exhibit 99.1

PRESS RELEASE

WINN-DIXIE STORES, INC. | 5050 EDGEWOOD COURT | JACKSONVILLE, FLA. 32254 | (904) 783-5000

Winn-Dixie Stores Reports First Quarter Fiscal 2010 Results

Highlights

•	Identical store sales flat when adjusted for non-recurring storm and generic pharmaceutical sales

•	Gross margin of 28.3%, an increase of approximately 40 basis points from year-ago period

•	Company expects to complete 75 store remodels in fiscal 2010

•	Liquidity remains strong; no borrowings under credit facility expected in fiscal 2010

•	Revises fiscal 2010 financial guidance to reflect changes in economic environment

JACKSONVILLE, Fla. (October 26, 2009) — Winn-Dixie Stores, Inc. (NASDAQ: WINN), today reported its financial results for the first quarter of fiscal 2010, a 12-week period that ended on September 16, 2009.

Net sales in the first quarter were $1.6 billion, a decrease of $34.4 million, or 2.0%, compared to the same period in the prior fiscal year. Net sales this quarter were lower due to non-recurring storm-related sales and six store closures that occurred in fiscal 2009. Excluding those items, net sales decreased $6.3 million.

Identical store sales, which exclude stores that opened or closed during the quarter, decreased 1.5% for the first quarter compared to the same period in the prior fiscal year. Identical store sales were flat when adjusted for non-recurring storm-related sales in the prior year (100 basis points) and the continued mix shift from branded pharmaceuticals to generics (50 basis points).

The Company reported a net loss of $8.1 million, or $0.15 per diluted share, for the first quarter of fiscal 2010, which includes an impairment charge of $3.5 million, or $0.06 per diluted share related to six store locations. This net loss compares with a net loss of $2.3 million, or $0.04 per diluted share, for the first quarter of fiscal 2009.

Adjusted EBITDA was $22.8 million in the first quarter of fiscal 2010 compared to Adjusted EBITDA of $27.0 million in the same period last year. Adjusted EBITDA in the first quarter of fiscal 2009 included an estimated benefit of $2.7 million due to storm-related sales net of storm-related inventory losses and other costs.

Winn-Dixie Chairman, CEO, and President, Peter Lynch, said, “The economic climate continued to impede our growth during the quarter and caused our Adjusted EBITDA to fall below last year’s levels. Identical store sales declined due to the absence of storm-related sales that we experienced last year and a shift by consumers towards generic pharmaceuticals. These factors, coupled with deflationary trends in many of the items we sell, led to a decline in basket size for the chain.”

Mr. Lynch continued, “However, we’re pleased that transaction count was flat in the current quarter, compared to the negative levels we experienced through most of the prior fiscal year. It is very encouraging that customers continue to shop at our stores to enjoy our fresh and local offerings even though the economy is limiting their grocery budgets.”

Details of the First Quarter Results

Gross profit on sales in the first quarter was $465.2 million, a decrease of $1.5 million compared to the same period in the prior fiscal year. As a percentage of net sales, gross margin was 28.3% in the first quarter compared to 27.9% in the first quarter of fiscal 2009, an increase of 40 basis points. The improvement in gross margin was attributable to lower warehouse and transportation costs, and a lower LIFO charge, partially offset by higher inventory shrink.

Other operating and administrative expenses for the first quarter were $469.1 million, an increase of $1.0 million compared to the same period in the prior fiscal year. The increase in other operating and administrative expenses was attributable primarily to retail payroll, which was partially offset by non-recurring storm-related expenses in the prior year.

Store Remodel Program

As of the end of the first quarter, the Company had completed 170 store remodels since the program began in 2007, 76 of which were still within their first year of operation. Of the 76 first-year store remodels, 57 are considered by the Company to be offensive remodels. For the first quarter of fiscal 2010, those 57 stores had a 7.1% weighted average sales increase compared to the same period in the prior fiscal year, excluding the grand re-opening phase. This sales increase was negatively impacted by an approximately 150 basis points due to non-recurring storm-related sales in the prior year.

Commenting on the store remodel program, Mr. Lynch added, “The increase in identical store sales at our first-year offensive remodels was driven primarily by increased customer transactions, which were up 7.1% compared to last year and clearly show that customers are responding by making more frequent trips to our stores. However, our average customer basket size per transaction was flat compared to last year. The factors that have negatively impacted the overall basket size for the chain have also been experienced in our remodeled stores.”

Corporate Brands Program

For the first quarter of fiscal 2009, the Company’s penetration rate on the categories we measure improved to 22.6%, an increase of approximately 20 basis points compared to the same period in the prior fiscal year. Since the inception of the program, the Company has completed packaging and label redesigns for over 3,300 private label products.

Liquidity and Capital Resources

As of September 16, 2009, Winn-Dixie had approximately $669 million of liquidity, comprised of $512 million of borrowing availability under its credit agreement and $157 million of cash and cash equivalents, an increase of $6 million from year end. The Company noted that its liquidity is sufficient to continue funding its capital program, and it does not expect any borrowings under its credit facility for fiscal 2010.

Fiscal 2010 Guidance

The Company has revised its guidance for fiscal 2010 to reflect changes in the economic environment, changes in customer behavior and the expectation that the current level of food deflation will be replaced with a low level of food inflation later in fiscal 2010. The Company now expects full-year fiscal 2010 Adjusted EBITDA to be in the range of $140 to $160 million.

Mr. Lynch said, “We have revised our guidance to reflect the challenges in our business and the sales trends we are seeing. Although we are reducing our expectations for this fiscal year, we are confident that we have the right strategy in place to position us for sales growth over the long-term. We will continue to execute our strategic initiatives, control operating expenses and manage our operations in a disciplined manner.”

Conference Call and Webcast Information

The Company will host a live conference call and simultaneous audio webcast on Tuesday, October 27, 2009, from 8:30 AM to 9:30 AM Eastern Time. To access the simultaneous webcast of the conference call (a replay of which will be available later in the day), please go to the Company’s Investor Relations section at http://www.winn-dixie.com under “Investors”. Parties interested in participating in this call should dial-in ten minutes prior to the start time at 888-679-8034 or 617-213-4847 access code 54677950. A recording of the call will be available on the Investor Relations section of the Winn-Dixie website from October 27, 2009, through November 3, 2009; it can also be accessed by calling 888-286-8010 or 617-801-6888. The replay passcode is 90457301.

About Winn-Dixie

Winn-Dixie Stores, Inc., is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. The Company currently operates 515 retail grocery locations, including more than 400 in-store pharmacies, in Florida, Alabama, Louisiana, Georgia, and Mississippi. For more information, please visit www.winn-dixie.com.

The Securities and Exchange Commission (“SEC”) has adopted rules related to disclosure of certain financial measures not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Such rules require all public companies to provide certain disclosures in press releases and SEC filings related to non-GAAP financial measures. We use the non-GAAP measure “Adjusted EBITDA” to evaluate the Company’s operating performance and it is among the primary measures used by management for planning and forecasting future periods. Adjusted EBITDA is defined as income from continuing operations before interest, income taxes, and depreciation and amortization expense, or EBITDA, and further adjusted for certain non-cash charges, reorganization items, self-insurance reserves, and items related to the Company’s emergence from bankruptcy. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by the Company’s management and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the results of the Company to other peers in its industry. Adjusted EBITDA is reconciled to Net Income on the attached schedules of this release.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are based on our current plans and expectations and involve certain risks and uncertainties. Actual results may differ materially from the expected results described in the forward-looking statements. These forward-looking statements include and may be indicated by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “project,” “continuing,” “ongoing,” “should,” “will,” “believe,” or “intend” and similar words and phrases. There are many factors that could cause the Company’s actual results to differ materially from the expected results contemplated or implied by the Company’s forward-looking statements.

The Company faces a number of risks and uncertainties with respect to its continuing business operations and its attempt to increase its sales and gross profit margin, including, but not limited to: the Company’s ability to improve the quality of its stores and products; the Company’s success in achieving increased customer count and sales in remodeled and other stores; the results of the Company’s efforts to revitalize the corporate brand; competitive factors, which could include new store openings, price reduction programs and marketing strategies from other food and/or drug retail chains, supercenters and non-traditional competitors; the ability of the Company to effectively manage gross margin rates; the ability of the Company to attract, train and retain key leadership; the Company’s ability to implement, maintain or upgrade information technology systems; the outcome of the Company’s programs to control or reduce operating and administrative expenses and to control inventory shrink; increases in utility rates, gasoline costs and food prices, which could impact consumer spending and buying habits and the cost of doing business; the availability and terms of capital resources and financing and its adequacy for the Company’s planned investment in store remodeling and other activities; the concentration of the Company’s locations in the southeastern United States, which increases its vulnerability to severe storm damage; general business and economic conditions in the southeastern United States, including consumer spending levels, population, employment and job re-growth in some of our markets, and the additional risks relating to limitations on insurance coverage following the catastrophic storms in recent years; the Company’s ability to successfully estimate self-insurance liabilities; changes in laws and other regulations affecting the Company’s business; events that give rise to actual or potential food contamination, drug contamination or food-borne illness; the Company’s ability to use net operating loss carryforwards under the federal tax laws; and the outcome of litigation or legal proceedings.

Please refer to discussions of these and other factors in the Company’s Annual Report on Form 10-K for the fiscal year ended June 24, 2009, and other Company filings with the SEC. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Investor Contact:	Media Contact:
Eric Harris	Robin Miller
Director of Investor Relations	Director of Communications
(904) 783-5033	(904) 370-7715

Earnings Release Statements

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Dollar amounts in thousands except per share data	12 weeks ended
	September 16, 2009		September 17, 2008
	Amount	%	Amount	%
Net sales	$1,641,573	100.0	$1,675,935	100.0
Cost of sales, including warehouse and delivery expenses	1,176,332	71.7	1,209,177	72.1

Gross profit on sales	465,241	28.3	466,758	27.9
Other operating and administrative expenses	469,134	28.6	468,102	27.9
Impairment charges	3,523	0.2	—	—

Operating loss	(7,416)	(0.5)	(1,344)	—
Interest expense, net	1,324	0.1	1,002	0.1

Loss before income taxes	(8,740)	(0.6)	(2,346)	(0.1)
Income tax benefit	(682)	—	(76)	—

Net loss	$(8,058)	(0.6)	$(2,270)	(0.1)

Basic and diluted loss per share	$(0.15)		(0.04)

Weighted average common shares outstanding - basic and diluted	54,641		54,223

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):

Net loss	$(8,058)		(2,270)
Adjustments to reconcile net loss to EBITDA:
Income tax benefit	(682)		(76)
Depreciation and amortization	22,853		24,029
Favorable and unfavorable lease amortization, net	22		465
Interest expense, net	1,324		1,002

EBITDA	15,459		23,150

Adjustments to reconcile EBITDA to Adjusted EBITDA
Impairment charges	3,523		—
Share-based compensation	3,296		3,435
Post-emergence bankruptcy-related professional fees	538		395

Adjusted EBITDA	$22,816		26,980

Earnings Release Statements

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

Dollar amounts in thousands except par value	Sept. 16, 2009	June 24, 2009
ASSETS
Current assets:
Cash and cash equivalents	$157,405	182,823
Trade and other receivables, less allowance for doubtful receivables of $3,193 ($3,946 at June 24, 2009)	63,546	70,115
Income tax receivable	3,415	3,351
Merchandise inventories, less LIFO reserve of $41,236 ($39,252 at June 24, 2009)	640,242	665,481
Prepaid expenses and other current assets	34,244	32,571

Total current assets	898,852	954,341

Property, plant and equipment, net	595,365	591,712
Intangible assets, net	222,791	225,732
Deferred tax assets, non-current	39,275	37,987
Other assets, net	4,853	5,277

Total assets	$1,761,136	1,815,049

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current obligations under capital leases	$10,944	10,888
Accounts payable	288,652	333,471
Reserve for self-insurance liabilities	73,939	71,744
Accrued wages and salaries	63,247	80,796
Accrued rent	42,483	35,274
Deferred tax liabilities	47,033	45,792
Accrued expenses	89,315	81,240

Total current liabilities	615,613	659,205

Reserve for self-insurance liabilities	117,396	117,396
Unfavorable leases	108,190	110,936
Obligations under capital leases	21,799	24,378
Other liabilities	23,856	24,036

Total liabilities	886,854	935,951

Shareholders’ equity:
Common stock, $0.001 par value. Authorized 400,000,000 shares; 54,949,391 shares issued; 54,850,864 outstanding at Sept. 16, 2009 and 54,582,067 shares issued; 54,483,540 outstanding at June 24, 2009.	55	54
Additional paid-in-capital	794,904	791,567
Retained earnings	73,008	81,066
Accumulated other comprehensive income	6,315	6,411

Total shareholders’ equity	874,282	879,098

Total liabilities and shareholders’ equity	$1,761,136	1,815,049

Earnings Release Statements

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

Amounts in thousands	12 weeks ended
	Sept. 16, 2009	Sept. 17, 2008
Cash flows from operating activities:
Net loss	$(8,058)	(2,270)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain on sales of assets, net	(69)	(175)
Impairment charges	3,523	—
Depreciation and amortization	22,853	24,029
Deferred income taxes	(47)	(76)
Share-based compensation	3,296	3,435
Change in operating assets and liabilities:
Favorable and unfavorable leases, net	22	465
Trade, insurance and other receivables	6,569	12,270
Merchandise inventories	25,239	(167)
Prepaid expenses and other current assets	(1,673)	7,622
Accounts payable	(35,284)	(28,100)
Income taxes payable/receivable	(640)	444
Reserve for self-insurance liabilities	2,195	3,902
Accrued expenses and other	(1,725)	(5,584)

Net cash provided by operating activities	16,201	15,795

Cash flows from investing activities:
Purchases of property, plant and equipment	(27,613)	(37,275)
(Increase) decrease in investments and other assets, net	(2,121)	4,532
Sales of assets	127	305
Proceeds from insurance	—	231

Net cash used in investing activities	(29,607)	(32,207)

Cash flows from financing activities:
Gross borrowings on credit facilities	2,837	4,585
Gross payments on credit facilities	(2,837)	(4,643)
Decrease in book overdrafts	(9,535)	(20,684)
Principal payments on capital leases	(2,519)	(2,193)
Proceeds from sales under Employee Stock Purchase Plan	42	—

Net cash used in financing activities	(12,012)	(22,935)

Decrease in cash and cash equivalents	(25,418)	(39,347)
Cash and cash equivalents at beginning of period	182,823	201,275

Cash and cash equivalents at end of period	$157,405	161,928

Earnings Release Statements

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):

Dollar amounts in millions except per share data	Fiscal 2010 Guidance
	Low - End	High - End

Net income (loss)	$(3)	17
Basic and diluted loss per share	(0.05)	0.31
Weighted average common shares outstanding - basic and diluted	54.6	54.6

Adjustments to reconcile net loss to EBITDA:
Income tax expense (benefit)	(1)	(1)
Depreciation and amortization	111	111
Favorable and unfavorable lease amortization, net	3	3
Interest expense, net	7	7

EBITDA	117	137

Adjustments to reconcile EBITDA to Adjusted EBITDA
Impairment charges	4	4
Share-based compensation	18	18
Post-emergence bankruptcy-related professional fees	1	1

Adjusted EBITDA	$140	160